Exhibit 99.1


May 16, 2004

FOR IMMEDIATE RELEASE

CONTACT: (937) 224-5940

DPL INC. ANNOUNCES MANAGEMENT CHANGES

BOARD COMPLETES REVIEW OF AUDIT COMMITTEE REPORT

Robert Biggs elected Non-Executive Chairman,
W August Hillenbrand elected Non-Executive Vice-Chairman,
James V. Mahoney appointed Chief Executive Officer, and Pamela Holdren appointed Interim Chief Financial Officer

Stephen F. Koziar, Jr., Retires

Peter H. Forster and Caroline E. Muhlenkamp Resign


DAYTON OH, May 16, 2004--The Board of Directors of DPL Inc. (NYSE-DPL) announced today that it has unanimously elected current directors Robert Biggs as non-executive Chairman and W August Hillenbrand as non executive Vice-Chairman, and appointed DPL Energy President, James V. Mahoney, as Chief Executive Officer; and current Treasurer, Pamela Holdren, as Interim Chief Financial Officer. The Board also announced that John J. Gillen has been appointed as a financial and accounting consultant to the Audit Committee of the Board of Directors.

The appointments follow the decision by Stephen F. Koziar, Jr., Director, President and Chief Executive Officer, to retire from the company, effective immediately, and the resignations, also effective immediately, of Peter H. Forster, Chairman of the Board and Caroline E. Muhlenkamp, Group Vice President and Interim Chief Financial Officer.

Robert Biggs, Chairman of the Board of DPL, said, "The Board concluded that these changes are in the best interest of the Company, its shareholders, customers and employees. Given their experience, we have confidence in Jim and Pamela, and their ability to maintain DPL's strong financial position and operational excellence." The Board expressed appreciation for the contributions of Pete Forster, Steve Koziar and Caroline Muhlenkamp to DPL over many years and wishes them well.

Also today, the Board announced that its Audit Committee has completed its review of the previously disclosed matters raised by a company employee. Based on the recommendations of the Audit Committee, and consistent with the Board's commitment to maintaining best practices in all areas of its business, the Company will immediately begin the process of strengthening its disclosures, communication, access to information, internal control and the culture of the company in certain areas.

James Mahoney, Chief Executive Officer, said, "We are pleased the investigation is now behind us. By conducting this intense review, we learned a lot about ourselves and know how to improve. There will be increased transparency and the Company will begin to implement the recommendations set forth in the Audit Committee Report immediately. With the firm foundation of our skilled employees, DPL will now move forward providing efficient, cost effective electric services to our customers, helping our communities grow and develop, and delivering value to our investors."

Robert D. Biggs, 61, was a managing partner with PricewaterhouseCoopers until his retirement in 1999. During more than three decades with the accounting firm, he was the partner responsible for accounting, SEC compliance, and other services to numerous Fortune 500 companies. He is a graduate of Manchester College.

W August Hillenbrand, 63, has served as the Chief Executive Officer of Hillenbrand Capital Partners, a private equity fund, since December 2000. He is the retired Chief Executive Officer and President of Hillenbrand Industries, in Batesville, Indiana, a diversified public holding company that manufactures caskets, hospital furniture, hospital supplies and provides hospital planning services. Mr. Hillenbrand graduated with a B.S. in Business Administration from St. Joseph's College, and from the Advanced Management Program at Harvard University.

James V. Mahoney, 58, was named President of DPL Energy, with overall risk management responsibility for the company's energy marketing in January 2003. Previously, he was President and Chief Executive Officer of EarthFirst Technologies, an environmental technology company. Prior to that, he held a number of senior management positions within the utility and non-regulated power industry, including Senior Vice President - Asset Management at PGE Generating Company, with profit and loss responsibility for a $3.8 billion generation portfolio. He also served with USGenNE at U.S. Generating Company, with responsibility for an $800 million operating unit. Additionally, he was Chief Operating Officer of PGE Energy Trading and President and CEO of USGen Power Services LLP, a power marketing business. He holds a Ph.D. in chemistry from the University of Pittsburgh and a BS from Allegheny College.

Pamela Holdren, 42, has been Treasurer of DPL Inc. and Dayton Power & Light since 2003. She joined the company as a Group Controller in 2000. A CPA and a CMA with two decades of experience in various financial management positions, she holds an MBA from the University of Dayton and a BS from Wright State University.

John J. Gillen has served as a consultant to clients on a variety of business matters including business integration, acquisition strategy, internal controls and compliance and regulatory matters since 2003. Previously, he led the Consumer and Industrial Products and Services group for the Philadelphia office of PricewaterhouseCoopers LLP (PWC). He has provided consulting services to numerous electric and gas utility companies throughout the United States and has provided expert testimony before regulatory agencies on a variety of matters.

DPL also announced that it expects to file its annual report on Form 10-K of the year ended December 31, 2003 shortly, as well as report its financial results for the quarter ended March 30, 2004.


About DPL
DPL Inc. is a diversified, regional energy company. DPL's principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,600 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectation of the Company's future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL's control.

Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.